PURCHASE AND SALE AGREEMENT FOR MEMBERSHIP INTERESTS
IN
WINDGATE CAPITAL PARTNERS LLC

This agreement ("Agreement") is made and entered into on January 27, 2011 by and between Windgate Global LLC, a Delaware limited liability company and Windgate Acquisition Ltd., a Delaware corporation.

RECITALS

A.           WHEREAS, the Seller is the owner of the Interest, as Interest is defined hereinbelow; and,

B.           WHEREAS, the Seller desires to sell the Interest to the Purchaser on the terms and conditions set forth in this Agreement; and,

C.           WHEREAS, the Purchaser desires to purchase the Interest on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth hereinabove, the covenants and agreements set forth hereinafter and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions: The following definitions shall apply to the terms of this Agreement unless stated otherwise herein:

1.1.	“Purchaser" shall mean and refer to Windgate Acquisition Ltd.

1.2.	“Closing” shall have the meaning ascribed to it in Section 5 of this Agreement.

1.3.	“Closing Date” shall mean and refer to the date on which the Closing occurs.

1.4.	”Company" shall mean and refer to Windgate Capital Partners LLC.

1.5.	"Effective Date" shall mean and refer to January 20, 2011.

1.6.
"Interest" shall mean and refer to all of the outstanding membership interests of the Company that are owned by Seller, which are one hundred percent (100%) of the outstanding membership interests of the Company.

1.7.	"Seller" shall mean and refer Windgate Global LLC.

2.	Assets: The "Assets" of the Company consist of the following:

2.1.	The name Windgate Capital Partners LLC.

2.2.	The goodwill of the Company.

2.3.	All files of the Company.

2.4.	The domain name windgatecapitalpartners.com.

2.5.
All right, title and interest in and to that certain Purchase and Sale Agreement by and between the JM Daniel, LLC, a Montana limited liability company, as Seller, and the Company, as Buyer, dated January 19, 2011 the subject property of which is:

Lot 2 of the Amended Subdivision Plat of Lots 1 and 2A of the Amended Subdivision Plat of McChesncy Industrial Park, City of Bozeman, Gallatin County, Montana, according to the official plat thereof on file and of record in the office of the County Clerk and Recorder, Gallatin County, Montana. (Plat Reference: J-50-D)

2.6.	All other rights and property of any kind, real and personal, tangible and intangible owned by the Company on the Closing Date.

3.
Sale of Interest:  Upon the terms and conditions set forth in this Agreement, the Seller agrees to sell, transfer, assign and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Interest.

4.
Consideration:  The consideration for the Interest shall be five million (5,000,000) shares of Purchaser (“Shares”) which shall be transferred by Seller to Purchaser at Closing in accordance with the terms and conditions of this Agreement.

5.
Closing:  The Closing of the transaction contemplated by this Agreement (“Closing”) shall take place at a time and place to be determined by Seller.  At the Closing, the parties shall execute all documents reasonably necessary, desirable or appropriate to close the said transaction, including, but not limited to, certificates, escrow agreements and assignments which shall be in a form acceptable to counsel for the Seller.

6.	Resignation of Manager. At Closing, the sole Manager of the Company, Tim Diego shall resign as Manager of the Company.

7.
Access To Books And Records:  Subsequent to the Effective Date and until the Closing or termination of the this Agreement, Seller shall permit Purchaser to have access to the Seller’s books and records for the purposes of Purchaser deems reasonably necessary for Purchaser to perform its due diligence in connection with the transaction contemplated by this Agreement.  Such access shall be during regular business hours upon a minimum of twenty-four (24) hours notice to the Purchaser.

8.	Representations Of The Seller Regarding the Company: With respect to the Company, the Seller covenants, represents, and warrants in favor of the Purchaser that through the Closing Date:

8.1.	The Company shall not engage in any sale, enter into any transaction, contract, or commitment, incur any liability or obligation, or make any disbursement, not in the ordinary course of business.

8.2.	The Company shall not amend, modify, or terminate any agreement to which the it is a party, except in the ordinary course of business.

8.3.	There will be no increase in any compensation payable or to become payable by the Company to the Seller or any employees or agents of the Company.

8.4.
The Company shall use its best efforts to preserve the business organization and all of its equipment and records in good order, to keep available for the Purchaser all of the Company's present employees, if any, and to preserve for the Company the good will of suppliers, customers, and others having business relationships with the Company.

8.5.	No major changes shall be made in the Company's method of operation or quality of services.

8.6.	The Company shall keep in full force and effect present insurance policies or other comparable insurance coverage.

8.7.	The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement.

8.8.
The execution, delivery and performance of this Agreement by the Company shall not result in any breach of or violate or constitute a default under any agreement or instrument to which the Company is a party.

8.9.
The Company has filed with the appropriate governmental agencies all required tax returns and tax reports.  The Company has paid all taxes, assessments, fees, and other governmental charges levied upon the Assets and its income, other than those not yet due and payable or delinquent.  The Company has not had its state or federal tax returns audited by the appropriate authorities since the Company was formed.

8.10.
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental authority or arbitration tribunal by which the Company, or its ownership interests, assets, properties or business is bound or subject.  There are no actions, suits, legal, administrative or arbitration proceedings or inquiries relating to the Company pending or threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Company, or any officer, shareholder, manager, or employee of the Company (in his, her or its capacity as such).

8.11.	Without the prior written consent of the Purchaser, the Seller shall not permit the Company to:

8.11.1.	Declare or pay any dividend or make any distribution in respect of the Interest whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any of the Interest.

8.11.2.
Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets of the Company whether now owned or hereafter acquired, except as permitted or disclosed in this Agreement.

8.11.3.	Sell, assign, lease or otherwise transfer or dispose of any assets of the Company except in the ordinary course of business.

9.	Representations Of The Seller Regarding the Seller: The Seller covenants, represents, and warrants in favor of the Purchaser that through the Closing Date:

9.1.	The Seller is the owner of the Interest free and clear of all encumbrances.

9.2.	The Interest is one hundred percent (100%) of all outstanding membership interests in the Company.

9.3.
The execution, delivery and performance of this Agreement by the Seller shall not result in any breach of or violate or constitute a default under any agreement or instrument to which the Seller is a party.

9.4.
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental authority or arbitration tribunal by which the Seller, or its ownership interests, assets, properties or business is bound or subject.  There are no actions, suits, legal, administrative or arbitration proceedings or inquiries relating to the Seller pending or threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Seller, or any officer, shareholder, manager, or employee of the Seller (in his, her or its capacity as such).

10.	Representations Of The Purchaser: The Purchaser represents and warrants in favor of the Seller that as of the date hereof, the Effective Date and the date of Closing, the following:

10.1.
The Purchaser has been given access to all records of the Company, including, but not limited to, tax, financial and work files, and that through such records the Seller and the Company have adequately disclosed all conditions regarding the Company.

10.2.	The Purchaser has inspected all of the Assets and that the Assets are in conditions acceptable to Purchaser.

10.3.
The execution, delivery and performance of this Agreement by the Purchaser shall not result in any breach of or violate or constitute a default under any agreement or instrument to which the Purchaser is a party.

10.4.	The Purchaser is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full authority to enter into this Agreement.

10.5.	Purchaser has no liabilities of any kind.

10.6.
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental authority or arbitration tribunal by which the Purchaser, or its ownership interests, assets, properties or business is bound or subject.  There are no actions, suits, legal, administrative or arbitration proceedings or inquiries relating to the Purchaser pending or threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Purchaser, or any officer, shareholder, manager, or employee of the Purchaser (in his, her or its capacity as such).

10.7.
Upon the consummation of the transaction contemplated by this Agreement, all of the outstanding shares of the Purchaser, except for two hundred fifty thousand (250,000) shares that will be owned beneficially and of record by Tiber Creek Corporation and two hundred fifty thousand (250,000) shares that will be owned beneficially and of record by MB Americus, LLC, will be owned beneficially and of record by Seller free and clear of all liens and encumbrances, including without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to the Purchaser’s ownership.

11.
Indemnification:  The Seller hereby agrees to indemnify the Purchaser against any and all liabilities, claims and obligations of the Seller of any nature, whether accrued, absolute, contingent, unknown or otherwise, existing or asserted to exist as of the Closing Date to the extent any of the foregoing are not expressly assumed by the Purchaser in this Agreement.  Such indemnification shall include, but not be limited to, actual damages, court costs and reasonable attorney fees.  The Purchaser hereby agrees to indemnify the Seller against any and all liabilities, claims and obligations of the Purchaser of any nature, whether accrued, absolute, contingent, unknown or otherwise, existing or asserted to exist as of the Closing Date to the extent any of the foregoing are not expressly assumed by the Seller in this Agreement.  Such indemnification shall include, but not be limited to, actual damages, court costs and reasonable attorney fees.

12.
Notice:    All notices under this agreement shall be in writing and at the option of the sender be either personally served upon the party or parties to whom such notice is directed or shall be mailed by certified mail, postage paid, to the party or parties to whom directed at the address set forth hereinafter or such other place as each party may from time to time give in writing to the other parties hereto.  Notice shall be deemed to have occurred upon receipt by the party to whom sent or when returned to the sender.

If to Purchaser:

Windgate Acquisition Ltd.

Michael B. Elliott
President
# 341
204 37th Avenue North
Saint Petersburg, Florida 33704

If to Seller:

Norman W. Nash
Windgate Global LLC
# 341
204 37th Avenue North
Saint Petersburg, Florida 33704

13.
Equitable Relief:  Should any of the parties hereto breach any its covenants or agreements contained herein, the other party shall be entitled, in addition to all other remedies at law or otherwise, to equitable relief, including, but not limited to, an immediate injunction.  The parties hereby agree that no party shall be required to post any security or bond in connection with any relief it seeks.

14.	Modification: No modification or alteration of this Agreement shall be effective unless such modification shall be in writing and signed by all parties hereto.

15.	Time Of The Essence: It is agreed that time is of the essence of this Agreement and each and every provision hereof.

16.
Attorney Fees:  Should any of the parties hereto default in any of its covenants or obligations herein provided and should any other party hereto commence arbitration, legal or equitable action, the prevailing party shall be awarded all costs of said arbitration, legal or equitable action, including reasonable attorney fees.

17.
Construction:  Words of any gender shall include all genders as is appropriate.  Words in the singular shall include the plural and vice versa.  This Agreement shall be construed according to its fair meaning as if prepared by all parties hereto, and shall be deemed to be and contain the entire understanding and agreement between the parties hereto.

18.
Governing Law And Venue:  This Agreement shall be construed and interpreted under the laws of the State of Delaware and venue for any legal or equitable action concerning this Agreement shall be in New Castle County, Delaware.

19.
Effect Of Partial Invalidity:  The invalidity of any provision or provisions of this Agreement will not and shall not be deemed to affect the validity of any other provision hereof.  In the event that any provision of this Agreement is held to be invalid, the parties hereto agree that the remaining provisions shall remain in full force and effect.

20.
Waiver And Non-Waiver:  No waiver by the parties of any one or more of the terms, covenants, conditions, and agreements of this Agreement shall be deemed to imply or constitute a waiver of any succeeding or other breach hereunder.

21.	Binding Effect: This Agreement shall be binding upon and inure to the benefit of all permitted assigns and successors of the parties hereto.

22.
Further Assurances:  The parties hereto agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, conditions, and provisions of this Agreement.

23.
No Third Party Beneficiaries:  This Agreement is made solely and specifically among and for the benefit of the parties hereto, together with their permitted successors, if any, and no other person or entity shall have any right, interest, or claim hereunder or be entitled to any benefit hereunder or on account of this Agreement.

24.	Assignment: No party hereto shall assign its rights hereunder or delegate its duties hereunder without the written consent thereto of all other parties hereto.

25.	Headings: All headings contained herein are for purposes of reference and convenience only and shall not limit or define any rights or obligations of the parties hereto.

26.
Complete Agreement:  The parties hereto agree that this Agreement constitutes the entire agreement between and among them with respect to the subject matter of this Agreement and that it supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, expressed or implied, oral or written.

27.	Authority To Sign: Each person signing this Agreement represents and warrants that he or she has the authority to execute this Agreement on behalf of the entity for which he or she is signing.

28.	Counterparts: This Agreement may be executed in counterparts and by facsimile transmission. Facsimile signatures shall bind the parties hereto.

29.
No Partnership Or Other Relationship:  The parties hereto acknowledge and agree that in all respects no party shall be considered to be an agent, partner, or joint venturer of any other party in any manner whatsoever.  No party shall have express or implied authority to act on behalf of or make any representations whatsoever on behalf of any other party except as specifically provided by this Agreement.  No party shall have any right to control any activities of any other party other than as provided by the terms of this Agreement.

30.	Survival Of Covenants: All covenants, agreements, representations and warranties contained herein shall survive the Closing of the transaction contemplated by this Agreement.

PURCHASER:
Windgate Acquisition Ltd.

By:	/s/ Michael B. Elliott
Michael B. Elliott, President

SELLER:
Windgate Global LLC

By:	/s/ Tim Diego
Tim Diego, Sole Managing Member